Exhibit 10.06(d)

EQT CORPORATION
20[__] INCENTIVE PERFORMANCE SHARE UNIT PROGRAM
EQT CORPORATION (the “Company”) hereby establishes this EQT CORPORATION 20[__] INCENTIVE PERFORMANCE SHARE UNIT PROGRAM (this “Program”), in accordance with the terms provided herein.
WHEREAS, the Company maintains certain long-term incentive award plans, including the EQT Corporation 20[__] Long-Term Incentive Plan (as amended from time to time, the “20__ Plan”), for the benefit of its directors and employees, of which the Program is a subset; and
WHEREAS, in order to further align the interests of executives and key employees with the interests of the Company’s shareholders, the Company desires to provide long-term incentive benefits through this Program, in the form of awards qualifying as “Performance Awards” under the 20__ Plan.
NOW, THEREFORE, the Company hereby provides for incentive benefits for executives and key employees of the Company and its Affiliates and adopts the terms of this Program on the following terms and conditions:
1.Purpose. The main purpose of this Program is to provide long-term incentive opportunities to executives and key employees to further align their interests with those of the Company’s shareholders and with the strategic objectives of the Company. Awards granted hereunder may be earned by achieving specified performance goals, are forfeited if defined performance levels are not achieved, and are subject to negative adjustment if, among other things, certain other performance measures are not attained. By placing a portion of the employee’s compensation at risk, the Company has an opportunity to reward exceptional performance or reduce the compensation opportunity when performance does not meet expectations. As a subset of the 20__ Plan, this Program is subject to and shall be governed by the terms and conditions of the 20__ Plan. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the 20__ Plan.
2.    Effective Date. The effective date of this Program is _______, 20__ (the “Effective Date”). The Program will remain in effect until payment following or in conjunction with the earlier of (a) _______, 20__ or (b) the closing date of a Qualifying Change of Control event pursuant to which all awards under this Program are paid in accordance with Section 6, unless otherwise amended or terminated as provided in Section 20. For purposes of this Program, a “Qualifying Change of Control” means a Change of Control (as then defined in the 20__ Plan) unless (i) all outstanding Performance Share Units under the Program are assumed by the surviving entity of the Change of Control (or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee) or (ii) the Company is the surviving entity of the Change of Control.
3.    Eligibility. The Chief Executive Officer of the Company (the “CEO”) shall, in his or her sole discretion, select the employees of the Company and its Affiliates who shall be eligible to participate in this Program from those individuals eligible to participate in the 20__ Plan. The

CEO’s selections will become participants in this Program (the “Participants”) only upon approval by the Committee, comprised in accordance with the requirements of the 20__ Plan, to the extent such individuals are, or are expected to be, participants who are subject to Section 16 of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”). In the event that an employee is hired by the Company or an Affiliate during the Performance Period (as defined in Section 5 below), the CEO shall, in his or her sole discretion, determine whether the employee will be eligible to participate in this Program; provided that the Committee must approve all new Participants to the Program who are, or are expected to be, participants who are subject to Section 16 of the Exchange Act.
4.    Incentive Performance Share Unit Awards. Awards under this Program are designated in the form of incentive performance share units (as adjusted from time to time in accordance with Section 14, the “Performance Share Units”), which are awards to be settled in shares of the Company’s common stock (“Common Stock”), as set forth in a Participant’s award agreement under the Program. Upon being selected to participate in the Program, each Participant shall be awarded a number of Performance Share Units, which award shall be proposed by the CEO and approved by the Committee. Unless otherwise indicated herein in a particular context, the term “Performance Share Units” includes any Dividend Units (as defined in Section 5 below) accumulated with respect to an award of Performance Share Units, as provided in Section 5. The Performance Share Units shall be held in bookkeeping accounts on behalf of the Participants and do not represent actual shares of Common Stock. A Participant shall have no right to exchange the Performance Share Units for cash, stock or any other benefit and shall be a mere unsecured creditor of the Company with respect to such Performance Share Units and any future rights to benefits.
5.    Performance Conditions and Determination of Awarded Shares.
(a)    Subject to Section 7, the number of Shares to be distributed to a Participant will be based on the following performance conditions (the “Performance Conditions”): (i) __________, calculated as defined in Attachment A over the Performance Period, and (ii) ___________, calculated as defined in Attachment A over the Performance Period. For purposes of this Program, the “Performance Period” shall mean the period commencing on __________, 20__ and continuing thereafter until the earlier of (A) ________, 20__ and (B) the closing date of a Qualifying Change of Control event pursuant to which all awards under the Program are paid in accordance with Section 6.
(b)    The Participant’s “Awarded Shares” shall be calculated by multiplying (i) the number of such Participant’s Performance Share Units that conditionally vest in accordance with Attachment B as of the end of the Performance Period (subject to such adjustments, if any, set forth in the Participant’s award agreement), by (ii) the payout factor calculated as set forth on Attachment C (the “Payout Factor”). If Performance Share Units are outstanding on the record date for dividends or other distributions with respect to the Company’s Common Stock, then if such dividends or distributions are paid on or before the payment date for the Participant’s award as determined in accordance with Section 6 below, the dollar value or fair market value of such dividends or distributions with respect to the number of shares of Common Stock then underlying the Performance Share Units shall be converted into additional Performance Share Units in the

Participant’s name (such additional Performance Share Units, the “Dividend Units”), based on the Fair Market Value of the Common Stock as of the date such dividends or distributions are paid. Any Dividend Units shall be subject to the same performance conditions and transfer restrictions as apply to the Performance Share Units with respect to which they relate.
(c)    Payments under the Program are expressly contingent upon achievement of the Performance Conditions.
6.    Payment; Overall Limit. Subject to Section 7 and except as provided in the remainder of this Section 6, each Participant’s Awarded Shares will be distributed in shares of Common Stock, as set forth in the Participant’s award agreement under the Program, no later than _______, 20__. Subject to Section 7, in the event of a Qualifying Change of Control, the Awarded Shares will be distributed in shares of Common Stock on the closing date of the transaction. Notwithstanding the first two sentences of this Section 6, the Committee may determine, in its discretion at any time and for any reason, to accelerate the payment of the Awarded Shares. No elections shall be permitted with respect to the timing of any payments.
7.    Change of Status. In making decisions regarding employees’ participation in the Program and the extent to which Awarded Shares are payable in the case of an employee whose employment ceases prior to payment, the Committee may consider any factors that it deems to be relevant. Unless otherwise determined by the Committee, and subject to the terms of any written employment-related agreement that a Participant has with the Company (including any confidentiality, non-solicitation, non-competition, change of control or similar agreement), the following shall apply in the case of a Participant whose employment ceases prior to payment of the Awarded Shares:
(a)    Termination after Change of Control. With respect to any Participant’s award under the Program, and notwithstanding Section 9 of the 20__ Plan, in the event that following a Change of Control that is not a Qualifying Change of Control, (i) such Participant’s employment is terminated without Cause (as defined below) or (ii) such Participant resigns for Good Reason (as defined below), in each case prior to the second anniversary of the effective date of the Change of Control, the Participant shall retain the opportunity to earn all of his or her Performance Share Units, contingent upon (A) the Participant executing and not revoking a full release of claims in a form acceptable to the Company within 30 days of his or her termination or resignation, as applicable, and (B) achievement of the Performance Conditions set forth in Section 5.
(i)    Solely for purposes of this Program, “Cause” shall have the meaning set forth in any employment, severance or other agreement between the Company and the Participant, and in the event no such agreement exists (or such an agreement exists but does not include a definition for the term “Cause”), shall mean (A) a Participant’s conviction of a felony, a crime of moral turpitude or fraud or a Participant having committed fraud, misappropriation or embezzlement in connection with the performance of the Participant’s duties; (B) a Participant’s willful and repeated failures to substantially perform assigned duties; or (C) a Participant’s violation of any provision of a written employment-related agreement between the Participant and the Company or express significant policies of the Company. If the

Company terminates a Participant’s employment for Cause, the Company shall give the Participant written notice setting forth the reason for the Participant’s termination not later than 30 days after such termination.
(ii)    Solely for purposes of this Program, “Good Reason” shall have the meaning set forth in any employment, severance or other agreement between the Company and the Participant, and in the event no such agreement exists (or such an agreement exists but does not include a definition for the term “Good Reason”), shall mean Participant’s resignation within 90 days after (but in all cases prior to the second anniversary of such Change of Control) (A) a reduction in such Participant’s base salary of 10% or more (unless the reduction is applicable to all similarly situated employees); (B) a reduction in such Participant’s annual short-term bonus target of 10% or more (unless the reduction is applicable to all similarly situated employees); (C) a significant diminution in such Participant’s job responsibilities, duties or authority; (D) a change in the geographic location of such Participant’s primary reporting location of more than 50 miles; and/or (E) any other action or inaction that constitutes a material breach by the Company of such Participant’s award agreement under the Program. A termination by a Participant shall not constitute termination for Good Reason unless such Participant first delivers to the General Counsel of the Company written notice (1) stating that such Participant intends to resign for Good Reason pursuant to his or her award agreement; and (2) setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event). The Company shall have a reasonable period of time (not less than 30 days) to take action to correct, rescind or substantially reverse the occurrence supporting termination for Good Reason as identified by such Participant. Failure by the Company to act or respond to the written notice shall not be deemed to be an admission that Good Reason exists.
(b)    Qualifying Termination. If a Participant’s employment is terminated due to a Qualifying Termination, the Participant (or the Participant’s estate or beneficiary, if applicable) shall retain the opportunity to earn a pro-rata portion of his or her Performance Share Units determined by multiplying the number of such Participant’s Performance Share Units by a fraction, the numerator of which is the number of calendar days during the Performance Period the Participant was employed prior to the date of such termination and the denominator of which is the total number of calendar days of the Performance Period (the “Pro-Rata PSUs”), contingent upon (i) the Participant executing and not revoking a full release of claims in a form acceptable to the Company within 30 days of his or her termination or resignation, as applicable, and (ii) achievement of the Performance Conditions set forth in Section 5; provided that if a Participant’s employment is terminated voluntarily or such termination is a Qualifying Termination (other than due to death) and, in either case, the Participant remains on the board of directors of the Company or any Affiliate whose equity is publicly traded on the New York Stock Exchange or the NASDAQ Stock Market following such termination of employment, the Participant shall retain all of his or her Performance Share Units, contingent upon achievement of the Performance Conditions set forth in Section 5, for as long as the Participant remains on such board of directors, in which case any references herein to such Participant’s employment shall be deemed to include his or her continued service on such board.
(i)    Solely for purposes of this Program, a “Qualifying Termination” shall mean (A) the involuntary termination by the Company (or, as applicable, its successor) of a Participant’s employment without Cause, (B) the voluntary termination of employment by a Participant due to Retirement or (C) such Participant’s death or Disability.
(ii)    Solely for purposes of this Program, “Retirement” shall mean, with respect to a Participant, the Participant’s retirement as an employee of the Company or any of its Subsidiaries on or after reaching age 65 or such earlier age as may be otherwise determined by the Committee after at least ten (10) years of employment with the Company or any of its Subsidiaries.
(c)    Death. If Participant’s employment is terminated due to Participant’s death, the Participant’s estate or beneficiary will retain all of his or her Performance Share Units, contingent upon the Participant’s estate or beneficiary executing and not revoking a full release of claims in a form acceptable to the Company within three months following the Participant’s death.
(d)    Other Termination. If a Participant’s employment is terminated prior to the date on which the Performance Share Units are paid in accordance with Section 6 and such termination is not due to a Qualifying Termination, the Participant’s Performance Share Units shall be forfeited.
(e)    Payment upon Termination after Change of Control, Qualifying Termination, or Death. If any of the events described in Sections 7(a) and 7(b), any Performance Share Units that are retained (i.e., the Pro-Rata PSUs) shall be payable at the time specified in Section 6. In the event of the Participant’s death as provided in Section 7(c), such Participant’s Performance Share Units that are retained shall be distributed to the Participant’s estate or beneficiary within 180 days following the Participant’s death (provided, however, that if such 180-day period begins on one calendar year and ends in the next calendar year, the distribution shall in all events be made in the second such calendar year) in shares of Common Stock as set forth in the Participant’s award agreement under this Program, without giving effect to the Payout Factor. Notwithstanding any other provisions of this Program, Participants shall have no vested rights to any Performance Share Units prior to payment.
8.    Administration of the Plan.
(a)    The Committee has responsibility for all aspects of the Program’s administration, including:
(i)    determining and certifying, in writing, the extent to which the Performance Conditions have been achieved prior to any payments under the Program,

(ii)    ensuring that the Program is administered in accordance with its provisions and the 20__ Plan,
(iii)    approving Program Participants,
(iv)    authorizing Performance Share Unit awards to Participants,
(v)    adjusting Performance Share Unit awards to account for extraordinary events,
(vi)    serving as the final arbiter of any disagreement between Program Participants, Company management, Program administrators, and any other interested parties to the Program, and
(vii)    maintaining final authority to amend, modify or terminate the Program at any time.
(b)    Notwithstanding anything to the contrary in this Program, the Committee shall at all times retain the discretion with respect to all awards under this Program to reduce or eliminate, or determine the source of, any payment or award hereunder without regard to any particular factors specified in this Program. The interpretation and construction by the Committee of any provisions of the Program or of any adjusted Performance Share Units shall be final. No member of the Committee shall be liable for any action or determination made in good faith on the Program or any Performance Share Units thereunder. The Committee may designate another party to administer the Program, including Company management or an outside party. All conditions of the Performance Share Units must be approved by the Committee. As early as practicable prior to or during the Performance Period, the Committee shall approve the number of Performance Share Units to be awarded to each Participant. The associated terms and conditions of the Program will be communicated to Participants as close as administratively practicable to the date an award is made. The Participants will acknowledge receipt of the participant agreement and will agree to the terms of this Program in accordance with the Company’s procedures.
9.    Limitation of Rights. The Performance Share Units do not confer to Participants or their beneficiaries, executors or administrators any rights as shareholders of the Company (including voting and other shareholder rights) unless and until shares of Common Stock are in fact registered to or on behalf of a Participant in connection with the payment of the Performance Share Units. Upon conversion of the Performance Share Units into shares of Common Stock, a Participant will obtain full voting and other rights as a shareholder of the Company.
10.    Tax Consequences to Participants/Payment of Taxes.
(a)    It is intended that (i) until the Performance Conditions are satisfied, a Participant’s right to payment for an award under this Program shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 83(a), 409A and 3121(v)(2) of the Code; (ii) the Awarded Shares shall be subject to employment taxes only upon the satisfaction of the Performance Conditions; and (iii) until the

Awarded Shares are actually paid to a Participant, the Participant shall have merely an unfunded, unsecured promise to be paid the benefit, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83. It is further intended that Participants will not be in actual or constructive receipt of compensation with respect to the Performance Share Units within the meaning of Code Section 451 until the Awarded Shares are paid.
(b)    The Company or any Affiliate employing the Participant has the authority and the right to deduct or withhold, or require a Participant to remit to the employer, an amount sufficient to satisfy federal, state and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of an award under the Program. With respect to withholding required upon any taxable event arising as a result of an award, the employer shall satisfy the tax withholding required by withholding shares of Common Stock having a Fair Market Value as of the date that the amount of tax to be withheld is to be determined equal to the amount of tax required to be withheld. The obligations of the Company under this Program will be conditioned upon such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to a Participant.
11.    Recoupment Policy. Any shares of Common Stock distributed or amounts paid to a Participant under the Program, and any cash or other benefit acquired upon the sale of shares of Common Stock distributed to a Participant under the Program, shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Company’s board of directors or any committee of such board, to the extent such policy is applicable to this Program and the Participant.
12.    Nonassignment. A Participant shall not be permitted to assign, alienate or otherwise transfer his or her Performance Share Units, and any attempt to do so shall be void.
13.    Impact on Benefit Plans. Payments under the Program shall not be considered as earnings for purposes of the Company’s or its Affiliates’ qualified retirement plans or any other retirement, compensation or benefit plan or program of the Company or its Affiliates unless specifically provided for and defined under such other plan or program. Nothing herein shall prevent the Company or its Affiliates from maintaining additional compensation plans and arrangements; provided, however, that no payments shall be made under such plans and arrangements if the effect thereof would be the payment of compensation otherwise payable under this Program regardless of whether the Performance Conditions were attained.
14.    Successors; Changes in Stock. The obligations of the Company under the Program shall be binding upon the successors and assigns of the Company. In the event of any spin-off, split-off or split-up, or dividend in partial liquidation, dividend in property other than cash or Common Stock, or extraordinary distribution to holders of Common Stock, each Participant’s Performance Share Units shall be appropriately adjusted to prevent dilution or enlargement of the rights of Participants that would otherwise result from any such transaction, provided such adjustment shall be consistent with Section 409A of the Code.

(a)    In the case of a Change of Control, any obligation under the Program shall be handled in accordance with the terms of Sections 5 and 6 hereof. In any case not constituting a Change of Control in which the Common Stock is changed into or becomes exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then (i) the Awarded Shares shall be calculated based on the closing price of such common stock on the closing date of the transaction on the principal market on which such common stock is traded and (ii) there shall be substituted for each Performance Share Unit constituting an award the number and kind of shares of stock or other securities (or cash or other property) into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchangeable. In the case of any such adjustment, the Performance Share Units shall remain subject to the terms of the Program and the 20__ Plan.
15.    Notice. Except as may be otherwise provided by the 20__ Plan or determined by the Committee and communicated to a Participant, notices and communications hereunder must be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received five (5) business days after mailed, but in no event later than the date of actual receipt. Notices shall be directed, if to a Participant, at such Participant’s address indicated by the Company’s records or, if to the Company, at the Company’s principal executive office, Attention: Corporate Director, Compensation and Benefits.
16.    Dispute Resolution. Any dispute regarding the payment of benefits under this the Program or the 20__ Plan shall be resolved in accordance with the EQT Corporation Long-Term Incentive Dispute Resolution Procedures as in effect at the time of such dispute. A copy of such procedures is available on the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com.
17.    Applicable Law. This Program shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.
18.    Severability. In the event that any one or more of the provisions of this Program shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
19.    Headings. The descriptive headings of the Sections of this Program are inserted for convenience of reference only and shall not constitute a part of this Program.
20.    Amendment or Termination of this Program. This Program may be amended, suspended or terminated by the Company at any time upon approval by the Committee and following a determination that the Program is no longer meaningful in relation to the Company’s strategy. Notwithstanding the foregoing, (a) no amendment, suspension or termination shall adversely affect a Participant’s rights to his or her award after the date of the award; provided, however, that the Company may amend this Program from time to time without any Participant’s consent to the extent deemed to be necessary or appropriate, in its sole discretion, to effect compliance with Code

Section 409A or any other provision of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to Participants, (b) no amendment may alter the time of payment as provided in Section 6 of the Program and (c) no amendment may be made following a Change of Control.